Exhibit 99.1

Farmer Bros. Co. Announces New $75 Million Senior Secured Revolving Credit Facility

New credit facility includes additional $50 million accordion feature

TORRANCE, Calif.--(GLOBE NEWSWIRE)—March 5, 2015—Farmer Bros. Co. (NASDAQ: FARM)
(the “Company”) today announced that it has entered into a new five-year $75 million senior secured revolving credit facility (“Revolving Facility”) led by JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent, and SunTrust Bank (“SunTrust”), as Syndication Agent, to replace the Company’s existing $75 million credit facility with Wells Fargo Bank, N.A. that expired on March 2, 2015. The Revolving Facility includes an additional $50 million accordion feature subject to approval by applicable lenders.

The Company intends to use the proceeds of the Revolving Facility to refinance certain existing indebtedness, to finance the Company’s working capital needs, and to finance certain expenses and other capital expenditures related to the Company’s corporate relocation plan announced on February 5, 2015. Combined with the Company’s cash flows from operations and other liquid assets, the borrowing capacity provided by the Revolving Facility is expected to be sufficient to fund the Company’s existing working capital needs as well as growth.

"We are encouraged by the strong support from Chase and SunTrust in establishing this new credit facility, and look forward to building a productive relationship,” said the Company’s Treasurer and CFO Mark Nelson. “We are very pleased with the terms of this new revolver, and believe that this financing will provide for the requirements of our upcoming corporate relocation, while also serving as a resource for our future growth initiatives.”

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

About Chase

Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

About SunTrust

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2014, SunTrust had total assets of $190.3 billion and total deposits of $140.6 billion. Through its flagship subsidiary, SunTrust Bank, the Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through its various subsidiaries, the company provides mortgage banking, asset management, securities brokerage, and capital market services. SunTrust's Internet address is www.suntrust.com.

Forward-Looking Statements

Certain statements contained in this press release, including the expected adequacy and availability of the new Revolving Facility, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the corporate relocation plan, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

Source: Farmer Bros. Co.

Mark Nelson (310) 787-5241

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